UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K/A
Amendment No. 1 to Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported) – February 17, 2017

COOPER-STANDARD HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54305	20-1945088
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

39550 Orchard Hill Place Drive, Novi, Michigan	48375
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code (248) 596-5900

Check the appropriate box below in the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

EXPLANATORY NOTE

This Amendment No. 1 to Current Report on Form 8-K/A (this "Form 8-K/A") is an amendment to the Current Report on Form 8-K filed with the Securities and Exchange Commission by Cooper-Standard Holdings Inc. ("Cooper Standard," "we" or "us") on January 21, 2015 (the "Original Form 8-K"). In the Original Form 8-K, Cooper Standard reported under Items 2.05 and 9.01 information relating to the costs associated with the restructuring of its European manufacturing footprint. At the time of filing the Original Form 8-K, while we provided total estimated cost of approximately $120-$125 million and approximate annual savings upon completion of $50-$55 million, we could not reasonably estimate each major type of cost associated with the European restructuring. As required by Form 8-K, the Original 8-K is amended hereby to provide estimated costs associated with severance, retention and outplacement services and severance-related postemployment benefits (collectively, “employee separation costs”), other exit costs and charges related to the European restructuring.

Item 2.05    Costs Associated with Exit or Disposal Activities

On January 21, 2015, Cooper Standard announced its intention to further restructure its European manufacturing footprint based on then-current and anticipated market demands. The total estimated cost of this initiative, which is expected to be substantially completed by the end of 2017, is approximately $120-$125 million, of which approximately $90 million has been incurred to date.
We expect to incur total employee separation costs of approximately $70-$75 million, other related exit costs of approximately $49-$54 million and non-cash asset impairments related to restructuring activities of approximately $0.5 million. We expect that these restructuring activities will provide approximately $50-$55 million in annualized savings upon completion.

Forward Looking Statements
Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of U.S. federal securities laws. We intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs, and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks, uncertainties and other factors that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; possible variability of our working capital requirements; risks associated with our international operations; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers' needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks or other disruptions in our information technology systems; the possible volatility of our annual effective tax rate; the possibility of future impairment charges to our goodwill and long-lived assets; and our dependence on our subsidiaries for cash to satisfy our obligations.
We undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law. For additional discussion, see "Item 1A. Risk Factors" in our 2016 Form 10-K Report, as updated by our subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cooper-Standard Holdings Inc.
(Registrant)

By:	/s/ Aleksandra A. Miziolek
Name:	Aleksandra A. Miziolek
Title:	Senior Vice President, General Counsel and Secretary

Date: February 17, 2017